Exhibit 99.1

PRESS RELEASE

Beazer Homes Reports Fiscal 2016 Results

ATLANTA, November 15, 2016 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the quarter and fiscal year ended September 30, 2016.

“Our fiscal year 2016 results reflected our fifth consecutive year of growth in revenue and profitability, as well as material improvements to our balance sheet and credit ratings,” said Allan Merrill, CEO of Beazer Homes. “With improved orders and a sequential improvement in gross margin in the fourth quarter, we are poised to achieve even better operational results in 2017.”
Commenting on the Company’s longer-term growth objectives, Mr. Merrill continued, “Our balanced growth objectives remain in place, with expectations for continued progress toward our “2B-10” goals and further de-leveraging in the coming year. We also expect to substantially expand our investment in new communities, including age-restricted Gatherings condominium sites in many more of our divisions. With significant exposure to value-oriented first time and active adult buyers, we believe we are very well positioned for the coming years.”
Beazer Homes Fiscal 2016 Highlights and Comparison to Fiscal 2015

•	Net income from continuing operations of $5.2 million

•	Adjusted EBITDA of $156.3 million, up 8.5%

•	Homebuilding revenue of $1.8 billion, up 13.6%

•	5,419 new home deliveries, up 8.2%

•	Average selling price of $329.4 thousand, up 5.1%

•
Homebuilding gross margin was 16.5%. Excluding impairments, abandonments, amortized interest, unexpected warranty costs and additional insurance recoveries, homebuilding gross margin was 20.6%, down 90 basis points

•	SG&A as a percentage of total revenue was 12.3%, down 50 basis points

•	Unit orders of 5,297, down 1.1%. Average community count was 166, up 3.3%

•	Dollar value of backlog of $652.7 million, down 2.2%

•	Paid down nearly $157 million in debt

Beazer Homes Fiscal Fourth Quarter 2016 Highlights and Comparison to Fiscal Fourth Quarter 2015

•
Net loss from continuing operations of $789 thousand. Results included $11.4 million of losses related to the early extinguishment of debt and an elevated tax provision related to a legal entity restructuring undertaken to reduce state taxes

•	Adjusted EBITDA of $66.0 million, down 7.2%

•	Homebuilding revenue of $620.0 million, up 1.4%

•	1,856 new home deliveries, down 2.1%

•	Average selling price of $334.0 thousand, up 3.5%

•	Homebuilding gross margin was 16.2%. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 20.8%, down 50 basis points

•	SG&A as a percentage of total revenue was 10.6%, up 30 basis points

•	Unit orders of 1,346, up 15.0%. Average community count was 162, down 1.2%

•	Unrestricted cash at quarter end was $228.9 million

Orders. Net new orders for the fourth quarter increased 15.0% versus the prior year, driven by a 16.7% increase in the absorption rate to 2.8 sales per community per month. The Company’s average community count declined 1.2% to 162 communities. The cancellation rate was 20.4%, down 380 basis points relative to the fourth quarter of last year and in line with historical levels.
Homebuilding Revenue. Homebuilding revenue for the fourth quarter increased 1.4% over the prior year to $620 million, as the average selling price rose 3.5% to $334 thousand. Closings of 1,856 homes were 2.1% below the level achieved in the same period last year.
Backlog. The dollar value of homes in backlog as of September 30, 2016 declined 2.2% to $652.7 million, or 1,916 homes, which compared to $667.7 million, or 2,038 homes, for the same period last year. The decline, in part, reflected the improved backlog conversion ratio experienced during the quarter. The average selling price of homes in backlog was approximately $341 thousand.
Homebuilding Gross Margin. Homebuilding gross margin for the fourth quarter was 16.2%. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 20.8%, down approximately 50 basis points versus the prior year, but up sequentially.
SG&A Expenses. Selling, general and administrative expenses, as a percentage of total revenue, were 10.6%, up approximately 30 basis points versus the prior year.
Liquidity. The Company ended the quarter with approximately $335.7 million of available liquidity, including $228.9 million of unrestricted cash and $106.8 million available on its secured revolving credit facility. During the fourth quarter, the Company issued $500 million of Senior Notes due 2022. The proceeds, combined with cash on the balance sheet, were used to retire all of its outstanding 6.625% Senior Secured Notes due 2018 and 9.125% Senior Notes due 2019. In October, the Company announced it had increased the capacity of its secured revolving credit facility to $180 million from $145 million and extended the maturity to February 2019. Adjusted for this change, the Company would have had $370.7 million of total liquidity.
Taxes. The Company undertook a legal entity restructuring that will result in a significant reduction in its state taxes. The fourth quarter income tax provision included an $8.6 million one-time non-cash valuation allowance related to the restructuring.

Summary results for the three and twelve months ended September 30, 2016 are as follows:
Q4 Results from Continuing Operations (unless otherwise specified)

	Quarter Ended September 30,
	2016	2015	Change
New Home Orders	1,346	1,170	15.0%
Orders per month per community	2.8	2.4	16.7%
Average active community count	162	164	(1.2)%
Actual community count at quarter-end	161	166	(3.0)%
Cancellation rates	20.4%	24.2%	-380 bps

Total Home Closings	1,856	1,896	(2.1)%
Average selling price (ASP) from closings (in thousands)	$334.0	$322.6	3.5%
Homebuilding revenue (in millions)	$620.0	$611.7	1.4%
Homebuilding gross margin	16.2%	17.2%	-100 bps
Homebuilding gross margin, excluding impairments and abandonments (I&A)	16.2%	17.5%	-130 bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	20.8%	21.3%	-50 bps

Income from continuing operations before income taxes (in millions)	$13.6	$30.7	$(17.1)
Expense (benefit) from income taxes (in millions)	$14.4	$(323.8)	$338.2
Income (loss) from continuing operations (in millions)	$(0.8)	$354.5	$(355.3)
Basic income (loss) per share from continuing operations	$(0.03)	$11.42	$(11.45)
Diluted income (loss) per share from continuing operations	$(0.03)	$11.16	$(11.19)
Loss on debt extinguishment (in millions)	$11.4	$0.1	$11.3
Inventory impairments and abandonments (in millions)	$0.2	$2.9	$(2.7)
Net income from continuing operations excluding loss on debt extinguishment and inventory impairments and abandonments (in millions)	$10.8	$357.5	$(346.7)

Total Company land and land development spending (in millions)	$69.0	$99.8	$(30.8)
Total Company Adjusted EBITDA (in millions)	$66.0	$71.1	$(5.1)

Fiscal Year Results from Continuing Operations (unless otherwise specified)

	Year Ended September 30,
	2016	2015	Change
New Home Orders	5,297	5,358	(1.1)%
Orders per month per community	2.7	2.8	(3.6)%
Cancellation rates	20.4%	20.1%	30 bps

Total Home Closings	5,419	5,010	8.2%
ASP from closings (in thousands)	$329.4	$313.5	5.1%
Homebuilding revenue (in millions)	$1,784.8	$1,570.6	13.6%
Homebuilding gross margin	16.5%	17.0%	-50 bps
Homebuilding gross margin, excluding impairments and abandonments (I&A)	17.3%	17.1%	20 bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	21.6%	20.6%	100 bps
Homebuilding gross margin, excluding I&A, interest amortized to cost of sales, unexpected warranty costs and additional insurance recoveries from a third-party insurer	20.6%	21.5%	-90 bps

Income from continuing operations before income taxes (in millions)	$21.7	$22.0	$(0.3)
Expense (benefit) from income taxes (in millions)	$16.5	$(324.6)	$341.1
Income from continuing operations (in millions)	$5.2	$346.6	$(341.4)
Basic income per share from continuing operations	$0.16	$12.54	$(12.38)
Diluted income per share from continuing operations	$0.16	$10.91	$(10.75)
Loss on debt extinguishment (in millions)	$13.4	$0.1	$13.3
Inventory impairments and abandonments (in millions)	$15.3	$3.1	$12.2
Net income from continuing operations excluding loss on debt extinguishment and inventory impairments and abandonments (in millions)	$33.9	$349.8	$(315.9)

Total Company land and land development spending (in millions)	$336.9	$453.3	$(116.4)
Total Company Adjusted EBITDA (in millions)	$175.4	$126.8	$48.6
Total Company Adjusted EBITDA, excluding unexpected warranty costs, a litigation settlement in discontinued operations and additional insurance recoveries from a third-party insurer (in millions)	$156.3	$144.1	$12.2

	As of September 30,
	2016	2015	Change
Backlog units	1,916	2,038	(6.0)%
Dollar value of backlog (in millions)	$652.7	$667.7	(2.2)%
ASP in backlog (in thousands)	$340.6	$327.6	4.0%
Land and lots controlled	23,356	25,720	(9.2)%

Conference Call

The Company will hold a conference call on November 15, 2016 at 10:00 a.m. ET to discuss these results. Interested parties may listen to the conference call and view the Company’s slide presentation over the Internet by visiting the “Investor Relations” section of the Company’s website at www.beazer.com. To access the conference call by telephone, listeners should dial 800-619-8639 (for international callers, dial 312-470-7002). To be admitted to the call, verbally supply the passcode “BZH.” A replay of the call will be available shortly after the conclusion of the live call. To directly access the replay, dial 866-373-1984 or 203-369-0260 and enter the passcode “3740” (available until 10:59 p.m. ET on November 22, 2016), or visit www.beazer.com. A replay of the webcast will be available at www.beazer.com for at least 30 days.

Headquartered in Atlanta, Beazer Homes is a geographically diversified homebuilder with active operations in 13 states within three geographic regions in the United States. The Company's homes meet or exceed the benchmark for energy-efficient home construction as established by ENERGY STAR® and are designed with Choice Plans to meet the personal preferences and lifestyles of its buyers. In addition, the Company is committed to providing a range of preferred lender choices to facilitate transparent competition between lenders and enhanced customer service. The Company's active operations are in the following states: Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas and Virginia. Beazer Homes is listed on the New York Stock Exchange under the ticker symbol “BZH.” For more info visit Beazer.com, or check out Beazer on Facebook and Twitter.

This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things: (i) economic changes nationally or in local markets, changes in consumer confidence, declines in employment levels, inflation or increases in the quantity and decreases in the price of new homes and resale homes on the market; (ii) the cyclical nature of the homebuilding industry and a potential deterioration in homebuilding industry conditions; (iii) factors affecting margins, such as decreased land values underlying land option agreements, increased land development costs on communities under development or delays or difficulties in implementing initiatives to reduce our production and overhead cost structure; (iv) the availability and cost of land and the risks associated with the future value of our inventory, such as additional asset impairment charges or writedowns; (v) estimates related to homes to be delivered in the future (backlog) are imprecise, as they are subject to various cancellation risks that cannot be fully controlled; (vi) shortages of or increased prices for labor, land or raw materials used in housing production and the level of quality and craftsmanship provided by our subcontractors; (vii) our cost of and ability to access capital, due to factors such as limitations in the capital markets or adverse credit market conditions, and otherwise meet our ongoing liquidity needs, including the impact of any downgrades of our credit ratings or reductions in our tangible net worth or liquidity levels; (viii) our ability to reduce our outstanding indebtedness and to comply with covenants in our debt agreements or satisfy such obligations through repayment or refinancing; (ix) a substantial increase in mortgage interest rates, increased disruption in the availability of mortgage financing, a change in tax laws regarding the deductibility of mortgage interest for tax purposes or an increased number of foreclosures; (x) increased competition or delays in reacting to changing consumer preferences in home design; (xi) continuing severe weather conditions or other related events that could result in delays in land development or home construction, increase our costs or decrease demand in the impacted areas; (xii) estimates related to the potential recoverability of our deferred tax assets; (xiii) potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies, and possible penalties for failure to comply with such laws, regulations or governmental policies, including those related to the environment; (xiv) the results of litigation or government proceedings and fulfillment of any related obligations; (xv) the impact of construction defect and home warranty claims, including water intrusion issues in Florida; (xvi) the cost and availability of insurance and surety bonds, as well as the sufficiency of these instruments to cover potential losses incurred; (xvii) the performance of our unconsolidated entities and our unconsolidated entity partners; (xviii) the impact of information technology failures or data security breaches; (xix) terrorist acts, natural disasters, acts of war or other factors over which the Company has little or no control; or (xx) the impact on homebuilding in key markets of governmental regulations limiting the availability of water.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.

CONTACT: Beazer Homes USA, Inc.

David I. Goldberg
Vice President of Treasury and Investor Relations
770-829-3700
investor.relations@beazer.com
-Tables Follow-

 BEAZER HOMES USA, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2016	2015	2016	2015
Total revenue	$632,121	$632,852	$1,822,114	$1,627,413
Home construction and land sales expenses	529,531	522,787	1,509,625	1,351,860
Inventory impairments and abandonments	184	2,860	15,282	3,109
Gross profit	102,406	107,205	297,207	272,444
Commissions	24,604	24,882	70,460	65,023
General and administrative expenses	42,604	40,659	153,628	142,496
Depreciation and amortization	4,360	4,719	13,794	13,338
Operating income	30,838	36,945	59,325	51,587
Equity in income of unconsolidated entities	60	159	131	536
Loss on extinguishment of debt	(11,393)	(80)	(13,423)	(80)
Other expense, net	(5,863)	(6,343)	(24,330)	(30,013)
Income from continuing operations before income taxes	13,642	30,681	21,703	22,030
Expense (benefit) from income taxes	14,431	(323,843)	16,498	(324,569)
Income (loss) from continuing operations	(789)	354,524	5,205	346,599
Income (loss) from discontinued operations, net of tax	(65)	1,731	(512)	(2,505)
Net income (loss)	$(854)	$356,255	$4,693	$344,094
Weighted average number of shares:
Basic	31,815	31,055	31,798	27,628
Diluted	31,815	31,773	31,803	31,772
Basic income (loss) per share:
Continuing operations	$(0.03)	$11.42	$0.16	$12.54
Discontinued operations	$—	$0.05	$(0.01)	$(0.09)
Total	$(0.03)	$11.47	$0.15	$12.45
Diluted income (loss) per share:
Continuing operations	$(0.03)	$11.16	$0.16	$10.91
Discontinued operations	$—	$0.05	$(0.01)	$(0.08)
Total	$(0.03)	$11.21	$0.15	$10.83

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
(In thousands)	2016	2015	2016	2015
Capitalized interest in inventory, beginning of period	$142,398	$123,657	$123,457	$87,619
Interest incurred	30,047	30,465	119,360	121,754
Capitalized interest impaired	—	—	(710)	—
Interest expense not qualified for capitalization and included as other expense	(5,917)	(6,356)	(25,388)	(29,752)
Capitalized interest amortized to home construction and land sales expenses	(28,421)	(24,309)	(78,611)	(56,164)
Capitalized interest in inventory, end of period	$138,107	$123,457	$138,108	$123,457

BEAZER HOMES USA, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	September 30, 2016	September 30, 2015
ASSETS
Cash and cash equivalents	$228,871	$251,583
Restricted cash	14,405	38,901
Accounts receivable (net of allowance of $354 and $1,052, respectively)	53,226	52,379
Income tax receivable	292	419
Owned inventory	1,569,279	1,697,590
Investments in unconsolidated entities	10,470	13,734
Deferred tax assets, net	309,955	325,373
Property and equipment, net	19,138	22,230
Other assets	7,522	7,086
Total assets	$2,213,158	$2,409,295
LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$104,174	$113,539
Other liabilities	134,253	148,966
Total debt (net of premium and discount of $2,362 and $3,639, respectively, and debt issuance costs of $15,514 and $11,908, respectively)	1,331,878	1,516,367
Total liabilities	$1,570,305	$1,778,872
Stockholders’ equity:
Preferred stock (par value $.01 per share, 5,000,000 shares authorized, no shares issued)	$—	$—
Common stock (par value $0.001 per share, 63,000,000 shares authorized, 33,071,331 issued and outstanding and 32,660,583 issued and outstanding, respectively)	33	33
Paid-in capital	865,290	857,553
Accumulated deficit	(222,470)	(227,163)
Total stockholders’ equity	642,853	630,423
Total liabilities and stockholders’ equity	$2,213,158	$2,409,295

Inventory Breakdown
Homes under construction	$377,191	$377,281
Development projects in progress	742,417	809,900
Land held for future development	213,006	270,990
Land held for sale	29,696	44,555
Capitalized interest	138,108	123,457
Model homes	68,861	71,407
Total owned inventory	$1,569,279	$1,697,590

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA – CONTINUING OPERATIONS

	Quarter Ended September 30,		Fiscal Year Ended September 30,
SELECTED OPERATING DATA	2016	2015	2016	2015
Closings:
West region	842	779	2,508	1,954
East region	466	560	1,373	1,546
Southeast region	548	557	1,538	1,510
Total closings	1,856	1,896	5,419	5,010

New orders, net of cancellations:
West region	561	541	2,381	2,352
East region	348	269	1,330	1,433
Southeast region	437	360	1,586	1,573
Total new orders, net	1,346	1,170	5,297	5,358

			Fiscal Year Ended September 30,
Backlog units at end of period:			2016	2015
West region			828	955
East region			444	487
Southeast region			644	596
Total backlog units			1,916	2,038
Dollar value of backlog at end of period (in millions)			$652.7	$667.7

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA – CONTINUING OPERATIONS
(In thousands)

	Quarter Ended September 30,		Fiscal Year Ended September 30,
SUPPLEMENTAL FINANCIAL DATA	2016	2015	2016	2015
Homebuilding Revenue:
West region	$281,987	$245,790	$817,971	$584,202
East region	172,787	201,996	505,198	549,484
Southeast region	165,178	163,888	461,608	436,941
Total homebuilding revenue	$619,952	$611,674	$1,784,777	$1,570,627

Revenues:
Homebuilding	$619,952	$611,674	$1,784,777	$1,570,627
Land sales and other	12,169	21,178	37,337	56,786
Total revenues	$632,121	$632,852	$1,822,114	$1,627,413

Gross profit:
Homebuilding	$100,719	$105,392	$293,860	$267,269
Land sales and other	1,687	1,813	3,347	5,175
Total gross profit	$102,406	$107,205	$297,207	$272,444

Reconciliation of homebuilding gross profit before impairments and abandonments and interest amortized to cost of sales and the related gross margins to homebuilding gross profit and gross margin, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that this information assists investors in comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective level of impairments and level of debt.
In addition, given the unusual size and nature of the charges recorded related to the Florida stucco issues, as well as additional insurance recoveries from a third-party insurer, homebuilding gross profit and gross margin is also shown excluding these charges. Management believes that this representation best reflects the operating characteristics of the Company.

	Quarter Ended September 30,				Fiscal Year Ended September 30,
	2016		2015		2016		2015
Homebuilding gross profit/margin	$100,719	16.2%	$105,392	17.2%	$293,860	16.5%	$267,269	17.0%
Inventory impairments and abandonments (I&A)	—		1,676		14,512		1,676
Homebuilding gross profit/margin before I&A	100,719	16.2%	107,068	17.5%	308,372	17.3%	268,945	17.1%
Interest amortized to cost of sales	28,421		23,482		77,941		55,006
Homebuilding gross profit/margin before I&A and interest amortized to cost of sales	129,140	20.8%	130,550	21.3%	386,313	21.6%	323,951	20.6%
Unexpected warranty costs related to Florida stucco issues (net of expected insurance recoveries)	—		—		(3,612)		13,582
Additional insurance recoveries from a third-party insurer	—		—		(15,500)		—
Homebuilding gross profit/margin before I&A, interest amortized to cost of sales, unexpected warranty costs and additional insurance recoveries from a third-party insurer	$129,140	20.8%	$130,550	21.3%	$367,201	20.6%	$337,533	21.5%

Reconciliation of Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, debt extinguishment, impairments and abandonments) to total Company net income, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, tax position and level of impairments.
In addition, given the unusual size and nature of certain charges recorded during the periods presented, Adjusted EBITDA is also shown excluding these charges. Management believes that this representation best reflects the operating characteristics of the Company.

	Quarter Ended September 30,		Fiscal Year Ended September 30,
	2016	2015	2016	2015
Net income (loss)	$(854)	$356,255	$4,693	$344,094
Expense (benefit) from income taxes	14,415	(325,196)	16,224	(325,927)
Interest amortized to home construction and land sales expenses, capitalized interest impaired, and interest expense not qualified for capitalization	34,338	30,790	104,710	85,986
Depreciation and amortization and stock compensation amortization	6,474	6,307	21,752	19,473
Inventory impairments and abandonments (a)	184	2,860	14,572	3,109
Loss on extinguishment of debt	11,393	80	13,423	80
Adjusted EBITDA	$65,950	$71,096	$175,374	$126,815
Unexpected warranty costs related to Florida stucco issues (net of expected insurance recoveries)	—	—	(3,612)	13,582
Additional insurance recoveries from third-party insurer	—	—	(15,500)	—
Litigation settlement in discontinued operations	—	—	—	3,660
Adjusted EBITDA excluding unexpected warranty costs, additional insurance recoveries from a third-party insurer and a litigation settlement in discontinued operations	$65,950	$71,096	$156,262	$144,057

(a) Amount for the year ended September 30, 2016 excludes $0.7 million in capitalized interest impaired during the current period. This amount is included in the line above titled “Interest amortized to home construction and land sales expenses, capitalized interest impaired and interest expense not qualified for capitalization.”